Exhibit 10.32

BY EMAIL

Ms. Michelle Almarode

September 16, 2021

Dear Michelle:

This offer letter confirms and memorializes our recent discussions regarding the terms of your appointment as interim Chief Financial Officer of The Fresh Market, Inc. (the “Company”), effective as of September 22, 2021 (the “Effective Date”).

1. Duties; Initial Period. From the Effective Date until a date to be mutually agreed upon by you and the Company (the “Initial Period”), you shall serve as interim Chief Financial Officer of the Company. In that capacity, you will report to the Chief Executive Officer of the Company and will be responsible for the supervision and control of all finance and accounting activities of the Company and will have such other duties as the Chief Executive Officer of the Company may reasonably determine.

2. Base Salary. During the Initial Period, your annual base salary will be $385,000, payable in accordance with the Company’s regular payroll practices. Your base salary will be modified from your existing base salary starting on the Effective Date and will be reviewed in the future.

3. Annual Incentive Compensation. You will continue to participate in the Company’s annual incentive compensation plan (“AIP”) in fiscal 2021 and be eligible to earn incentive compensation under the AIP based on Company financial measures reviewed and determined annually by the Company’s Board of Directors (“Board of Directors”) or a committee thereof. During the Initial Period, your annual target incentive will be 75% of your annual base salary, prorated for fiscal 2021. The AIP is subject to change from time to time based on the discretion of the Board of Directors or a committee thereof.

4. Employee Benefit Plans. You will continue to be entitled to participate in the Company’s employee benefit plans, from time to time in effect, and generally available for the Company’s officers, subject to plan terms and applicable Company policies. Currently, the Company offers its officers group health and dental plans, life insurance, business travel accident insurance, long-term disability insurance, a tax-qualified 40l(k) retirement savings plan and a non-qualified deferred compensation plan.

5. Retention Bonus Payments. The Company will provide you with a retention bonus (“Retention Bonus”) equal to $50,000.00. The Retention Bonus shall be payable should you remain actively employed by the company for 6 months from the date of assuming the interim CFO position, through March 15, 2022. This Retention Bonus will be in addition to any other Bonus monies due to you through other company programs. You must remain actively employed, not out on any type of leave, and in compliance with the Company’s policies and directives concerning job performance and conduct as of each payout date in order to earn and receive your Retention Bonus payment. The Retention Bonus payments made under this Agreement are subject to regular tax withholdings and other authorized deductions.

6. End of Initial Period. No later than 30 days prior to the end of the Initial Period, the Company will notify you as to whether it wishes to offer you the position of Chief Financial Officer of the Company following the conclusion of the Initial Period. If the Company offers you the position of Chief Financial Officer and you accept such position, you and the Company will enter into an employment agreement, which shall take effect immediately following the conclusion of the Initial Period. If the Company notifies you that it does not wish for you to continue as Chief Financial Officer (on a non-interim basis), or if the Company offers you the position of Chief Financial Officer but you decline such offer, you will continue employment with the Company on the terms set forth in your existing Employment Agreement, dated as of October 28, 2019, by and between you and the Company (“Employment Agreement”).

7. Employment Agreement and Severance Benefit Plan. This offer letter provides you with the severance benefits afforded to the Company’s executive officers under the Company’s Severance Plan (“Severance Plan”) and your existing Employment Agreement. Specifically, for the Initial Period, should there be a Change in Control (as defined in the Severance Plan) you would be eligible to receive the severance benefits as would be afforded to any other executive officers of the Company. Your existing Employment Agreement contains restrictive covenants, which apply during and after your employment with the Company, including confidentiality, non-disparagement, non-competition and non-solicitation of Company employees and others who have a business relationship with the Company.

8. Other Considerations. As an executive officer of the Company, you will be subject to certain Company policies, including the Company’s Code of Conduct. You represent that all information provided, or to be provided, to the Company or its agents with regard to your background check is and will be true, complete and correct. You further represent to the Company that your accepting this offer is not prohibited by, and would not result in a breach under, any agreement to which you are party.

9. At Will Employment. Your employment and compensation with the Company are “at will” meaning that either the Company or you can terminate your employment at any time and for any or no reason. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment.

10. IRC 409A. This offer is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-l(b)(4) and be exempt from Section409A of the Internal Revenue Code, and shall be construed and interpreted in accordance with such intent. If any provision contained in this offer conflicts with the requirements of Section 409A (or the exemptions intended to apply under this offer), the Company and you agree to enter into an amendment to this offer to cause it to comply with the requirements of Section409A (or the applicable exemptions thereto) and to deliver to you the intended economic benefits described herein. In no event, however, shall the Company be required to provide any form of gross-up payment to you for any taxes imposed by Section 409A. Neither you nor any of your creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this offer letter or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this offer letter and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under any Company Plan during any calendar year will not affect the benefits and reimbursements to be provided to you under the relevant section of such Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and will be provided in accordance with Section 409A and its associated regulations. Further, in the case of reimbursement payments, such payments will be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

11. Entire Agreement. This offer letter, together with your existing Employment Agreement and the applicable Company plan documents and policies, constitute the complete and exclusive agreement between us regarding this offer and your employment and supersede any prior representations or promises, whether written or oral. In the event of any conflict between this offer letter and your existing Employment Agreement or the Severance Plan, the terms of this offer letter will govern and control. This offer letter may only be amended or modified in a written agreement signed by you and a person authorized to act on behalf of the Company. This offer letter is governed by North Carolina law.

I look forward to working with you. Please indicate your acceptance of the terms of this offer letter by signing where indicated below and returning an executed copy of this offer letter to me at your earliest convenience.

Very truly yours

THE FRESH MARKET, INC.

Chris Himebauch

Chief Human Resources Officer

AGREED AND ACCEPTED:

/s/ Michelle Almarode

Michelle Almarode

Date: September 20, 2021